Exhibit 5.8
[Letterhead of Lord Bissell & Brook LLP]
February 8, 2007
Reliance Steel & Aluminum Co.
350 South Grand Avenue
Lost Angeles, CA 90071
Ladies and Gentlemen:
     We have acted as special Georgia counsel to Industrial Metals and Surplus, Inc., a Georgia corporation (the “Georgia Guarantor”), a subsidiary of Reliance Steel & Aluminum Co. (“Issuer”), in connection with the issuance by Issuer of up to $350,000,000 aggregate principal amount of its new 6.200% Senior Notes due 2016 and $250,000,000 aggregate principal amount of its new 6.850% Senior Notes due 2036 (collectively, the “New Notes”), which New Notes have been guaranteed by the Georgia Guarantor pursuant to the terms of the Supplemental Indenture dated February, 2007 (the “Supplemental Indenture”) and the Indenture dated as of November 20, 2006 (the “Indenture”) among Issuer, the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee (“Trustee”), and which are to be registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on January 3, 2007, in connection with Issuer’s offer (the “Exchange Offer”) to exchange the New Notes for any and all of its currently outstanding 6.200% Senior Notes due 2016 and 6.850% Senior Notes due 2036 (collectively, the “Old Notes).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Indenture; (b) the form of the New Notes; (c) the articles of incorporation of the Georgia Guarantor, as certified by the Assistant Secretary of the Georgia Guarantor; (d) the by-laws of the Georgia Guarantor, as amended to date, as certified by the Assistant Secretary of the Georgia Guarantor; (e) resolutions adopted by the board of directors of the Georgia Guarantor authorizing the Supplemental Indenture; and (f) such other documents, certificates and corporate records as we deemed necessary or appropriate for the purposes of this opinion.
     In connection with this opinion, we have assumed without independent verification that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents reviewed by us are genuine; (iii) all documents reviewed by us are true and complete copies thereof and no modifications exist to any of such documents which modifications were not submitted to us; (iv) all certificates given by public officials and governmental agencies have been properly given and are accurate, true and complete and all official public records are properly indexed and filed; (v) each natural person signing any document reviewed by us had the legal capacity to do so; (vi) each person signing in a

Reliance Steel & Aluminum Co.
February 8, 2007
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representative capacity any document reviewed by us had authority to sign in such capacity; (vii) there has been no mutual mistake of fact, fraud, duress or undue influence; and (viii) that there are no arrangements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the documents reviewed by us.
     Based and relying upon the foregoing, and subject to the qualifications, exceptions, and limitations hereinafter set forth, we are of the opinion that:
     1. The Georgia Guarantor is a corporation existing and in good standing under the laws of the State of Georgia.
     2. The Supplemental Indenture has been duly authorized by all necessary corporate action on the part of, and duly executed by, the Georgia Guarantor.
     The foregoing opinions are limited and qualified as follows:
     (a) This opinion is rendered as of the date hereof and we undertake no duty to update this opinion for any reason, including changes in applicable law.
     (b) The law covered by this opinion is limited to the laws of the State of Georgia and we express no opinion with reference to the laws of any other jurisdiction. In particular and without limiting the generality of the foregoing, we note that we are not opining under the laws of the State of New York, which is the express choice of governing law for the Supplemental Indenture, the Indenture and the New Notes. We express no opinion regarding the legality, validity, binding effect or enforceability of the Supplemental Indenture, the Indenture or the New Notes under the laws of the State of New York.
     (c) For purposes of the opinions in paragraph 1, above, we have relied exclusively upon certificates issued by the Secretary of State of the State of Georgia with respect to the opinion that the Georgia Guarantor is existing and in good standing under Georgia law. Our opinion are not intended to provide any conclusion or assurance beyond that conveyed by such certificate.
     (d) Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case.

Reliance Steel & Aluminum Co.
February 8, 2007
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     (e) This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein.
     This opinion may be relied upon by Davis Polk & Wardwell in connection with the transactions contemplated by the New Notes. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of New Notes” in the Prospectus contained in such Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ LORD BISSELL & BROOK LLP

LORD BISSELL & BROOK LLP